EXHIBIT NO. 10.141

                         AGREEMENT OF PURCHASE AND SALE
                           CIELO CENTER, AUSTIN, TEXAS


         THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this 27th day of January, 1998 by and between JMB Group Trust III, an Illinois common law group trust ("Seller"), having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789,
Attention: Howard J. Edelman; facsimile number (312) 541-6738, and Mack-Cali Realty Acquisition Corp., a Delaware corporation ("Purchaser"), having an address of 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234, Attention: Darryl Freling; facsimile number (972) 888-8029.

                                    RECITALS

         Seller is the owner of a parcel of real estate in Austin, Texas, legally described on Exhibit A attached hereto and all buildings thereon (the "Real Property", which together with any and all appurtenances thereto and Seller's right, title and interest in and to (a) all streets, roads, alleys, easements, rights of way, rights of ingress and egress, and vehicle parking rights abutting, adjacent, used in connection with or pertaining to the Real Property or improvements thereon, (b) strips or gores between the Real Property and abutting or adjacent properties, (c) all water and water rights, and mineral interests pertaining to the Real Property, (d) any personal property to be conveyed pursuant hereto and (e) the following to the extent the following pertain to the Real Property and are assignable: (i) all plans, specifications and drawings, (ii) existing environmental and engineering reports, (iii) all permits, licenses and certificates, (iv) all Service Contracts and Leases to be assigned to Purchaser, and (v) all trade names and trademarks, including the right to use the name Cielo Center, are collectively referred to as the "Property"), commonly known as the Cielo Center. The Property includes three six story office buildings.

         Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

         NOW, THEREFORE, the parties hereto hereby agree as follows:
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H. Definitions. As used in this Agreement, the following terms have the following meanings:

         Closing Date. As agreed in writing between Seller and Purchaser but no later than ten days after the expiration of the Due Diligence Period.

         Due Diligence Period. The period commencing on December 16, 1997 and ending at 5:00 p.m. (C.S.T.) on February 26, 1998.

         Escrow Company.  Near North National Title Corporation.

         Title Company. Near North National Title Corporation, as agent for First American Title Insurance Company or Ticor Title Insurance Company.

I. Sale; Purchase Price.

         1. Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

         2. The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Thirty-Nine Million Five Hundred Thousand and no/100 Dollars ($39,500,000.00). The Purchase Price shall be payable in the following manner:

                      (a)   Earnest Money.  Purchaser shall, within two
(2) business days after the execution and delivery of this Agreement by Purchaser and Seller, deposit with the Escrow Company, as escrow agent, the amount of One Million and 00/100 Dollars ($1,000,000.00) (hereinafter called the "Earnest Money") which Earnest Money shall be in the form of a wire transfer (in accordance with Wiring Instructions attached to Exhibit B) of immediately available United States of America funds. The Earnest Money shall become nonrefundable at 5:00 p.m. (C.S.T.) on the last day of the Due Diligence Period unless this Agreement is terminated prior to the expiration of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in
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accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

                      (b) Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement no later than 11:00 am C.S.T. on the Closing Date.

J. Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), 3.3, 3.4 or 4.2 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money less One Hundred Dollars ($100.00) to be retained by Seller as consideration for this Agreement ("Seller Retention") shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

         1. Seller's Deliveries. Seller has delivered or made available to Purchaser true and complete copies of the following items relating to the Property which are in Seller's possession:

                      (a)   all leases, occupancy agreements and
amendments thereto which are listed on Schedule 1, and referenced in Section 6.6 (the "Leases");

                      (b) all service contracts, equipment leases and other agreements which are listed on Schedule 2 ("Service
Contracts");

                      (c) copies of the real estate tax bills for the current year and two prior years, if available;

                      (d) all existing environmental reports and other environmental documentation, including any Phase I or Phase II environmental report, any sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports and any correspondence to or from any governmental authority, and any
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existing structural, soils, engineering or other reports.

                      (e)   the existing owner's title policy;

                      (f) the existing survey dated September, 1985 (the "Existing Survey");

                      (g) annual operating statements for the Property for the last three calendar years and monthly operating statements for the months in the current year;

                      (h)   existing plans and specifications;

                      (i) copies of all Lease Proposals (as defined in Section 15(b)) presently outstanding;

                      (j) all operating permits, licenses, certificates of occupancy and other approvals;

                      (k) copies of Seller's certificates of insurance insuring the Property;

                      (l) the most recent rent roll prepared by Seller in the ordinary course of its business;

                      (m)   all files pertaining to leasing at the
Property;

                      (n) copies of any warranties and guaranties still in effect relating to construction of the Property or pertaining to building systems, building components and/or personal property; and

                      (o) all current files pertaining to maintenance and operation of the Property since January 1, 1995.

         Seller shall provide to Purchaser any documents described in this
Section 3.1 and first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

         In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all written information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

         2. Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2.

                      (a) Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than 48 hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in
Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to insure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence. Subject to the provisions of Section 6.18, such right of inspection and the exercise of such right shall not constitute a waiver by Purchaser of any representation, warranty, covenant or agreement of Seller which might, or should have been disclosed by such inspection. In addition, Seller shall cooperate with Purchaser in facilitating its Due Diligence inquiry.

                      (b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. If during the Due Diligence Period, Purchaser becomes aware of any problem or defect in the Property or any other aspect of the Property which Purchaser determines makes the Property unsuitable to Purchaser or if Purchaser otherwise determines for any reason not to acquire the Property, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before 5:00 p.m. (C.S.T.) on the last day of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have accepted the Property and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money less Seller Retention shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

                      (c) Purchaser shall, at least thirty-one (31) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts, which are noted on Schedule 2 as being terminable upon thirty (30) days notice, that Purchaser does not elect to assume. If Purchaser does not timely give notice requesting termination of a Service Contract, Purchaser shall be deemed to have accepted the assumption of such Service Contract. Purchaser shall assume all other Service Contracts. Seller shall terminate effective as of the Closing Date at its sole cost all Service Contracts which Purchaser elects not to assume in accordance with the terms hereof.

                      (d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests including, without limitation, environmental inspections, studies and tests, that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller which consent shall not be unreasonably withheld except that Seller may withhold consent to borings into the ground water in its sole and absolute discretion.

                      (e) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law, or rule of any stock exchange to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence.

                      (f) Purchaser agrees to indemnify, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders (the "Indemnified Parties") harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith, and in the event that the Property is disturbed or altered in any way as a result of such activities. Purchaser shall promptly restore the Property to substantially its condition existing prior to the commencement of such activities which disturb or alter the Property. Notwithstanding any contrary provision in this Section 3.2(f), in no event shall Purchaser have any obligation under this Section 3.2(f) if it discovers any environmental contamination at the Property in connection with its Due Diligence Activities. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) all occurrence coverage, (ii) waiver of subrogation, and (iii) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name the Seller, Heitman Capital Management Corporation ("HCMC") and Heitman Properties of Texas Ltd. and their respective partners, trustees, beneficiaries, shareholders, members, employees, officers and directors as additional insured parties. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

                      (g) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with (A) this Agreement, (B) the transaction contemplated by this Agreement, (C) the acquisition of the Property by Seller (other than environmental, engineering, soils and similar reports) or
(D) any prior or current contemplated reorganization of Seller and certain affiliated funds, (ii) communications between Seller and HCMC or any of its affiliates, and (iii) appraisals, assessments or other valuations of the Property in the possession of Seller or HCMC.

                      (h) Section 3.2(e) shall survive termination of this Agreement, but not Closing, and Section 3.2(f) and such other designated provisions in this Agreement shall survive Closing or any termination of this Agreement as specified herein (collectively, the "Surviving Obligations").

         3. Title and Survey. Seller shall, at Seller's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review a commitment for a standard Texas owner's policy of title insurance along with a copy of each instrument listed as an exception thereon (the "Title Commitment") on the Real Property issued by the Title Company and the Existing Survey. During the Due Diligence Period, Purchaser shall have the right to request, at its sole cost and expense, any desired endorsements to the final title policy which are available, if any, as well as deletion of the survey exception. Purchaser may elect to receive an update to the Existing Survey (the "Updated Survey") by notifying Seller of such election in writing within five (5) days after Purchaser's receipt of the Existing Survey. If Purchaser so elects, Seller shall, at Purchaser's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review the Updated Survey. The Updated Survey shall: (i) be made in accordance with the specifications listed on Exhibit C attached hereto, and (ii) contain a certification in the form set forth on Exhibit D attached hereto. Purchaser shall have until the date which is fifteen (15) days after receipt of the Title Commitment and Existing Survey (such date being referred to as the "Title Review Date") for examination of Title Commitment and Existing Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before 5:00 p.m. (C.S.T.) on the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Existing Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. In the event Purchaser elects to receive the Updated Survey, then Purchaser shall have until the expiration of the Due Diligence Period for examination of the Updated Survey and the making of objections only to matters shown thereon that were not shown on the Existing Survey, such objections to be made in writing and delivered to Seller on or before the expiration of the Due Diligence Period. If Purchaser shall fail to make any such objections to the Updated Survey on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the form and substance of the Updated Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through the Purchaser shall be included as Permitted Exceptions. If any objections to (i) the

Title Commitment or Existing Survey are made within the Title Review Period, or
(ii) the Updated Survey with respect to matters not shown on the Existing Survey are made before the expiration of the Due Diligence Period, then Seller shall have the right, but not the obligation, to cure (by removal, endorsement or otherwise) such objections on or before the Closing Date; provided, however, Seller shall be obligated (a) to cause to be released on or before the Closing Date any monetary liens or security interests created by, through or under Seller and any ad valorem taxes due and payable on the Property, and (b) to cause to be released, on or before Closing Date, liens created by, through or under third parties but in no event will Seller be obligated to expend or incur any expense or liability for such cure for liens or security interests created by, through or under third parties in excess of an aggregate of Two Hundred Thousand Dollars ($200,000), and failure to do so shall be a default for which the provisions of Section 17(a) shall apply. If the objections which the Seller has the right but not the obligation to cure are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either:
(i) waive such objection and consummate the transaction contemplated by this Agreement; or (ii) terminate this Agreement, in which event the Earnest Money less Seller Retention shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations.

         4. Tenant Estoppels. Seller shall deliver to Purchaser, no later than five (5) days prior to the Closing Date, estoppel certificates, in the form of Exhibit E attached hereto or in the form of estoppel required under such tenant's lease, from tenants leasing at least ninety percent (90%) of the square footage of the Property currently leased, which shall include all tenants leasing 4,000 square feet or more of the Property, and such estoppels shall not disclose any facts objectionable to Purchaser in its reasonable opinion.

K. Closing; Conditions; Deliveries.

         1. Time, Place and Manner of Closing. The Closing shall be held on the Closing Date in the offices of the Title Company or at any location mutually acceptable to the parties.

         2. Condition to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

                      (a)   The other party's representations and
warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

                      (b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

                      (c) As of the Closing Date, no material litigation (other than litigation listed on the original Schedule 3 hereto) shall be pending affecting the Property, and there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

                      (d)   Simultaneously with execution of this
Agreement, Purchaser shall have delivered to Seller a fully executed original ERISA certificate in the form of Exhibit F attached hereto; and

                      (e) Seller shall promptly notify Purchaser of, and promptly deliver to Purchaser, a certified true and complete copy of any written notice Seller may receive, on or before the Closing Date, from any governmental authority, concerning a violation of Environmental Laws or a release, discharge, spill, emission or leak of Hazardous Materials on, under, at, emanating from or affecting the Property.

         3. Deliveries. At Closing each party shall execute and deliver to the other and/or the Title Company the following documents:

                      (a) Seller shall deliver to Purchaser and/or the Title Company:

                           (i)   a special warranty deed (the "Deed") to the
Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit G attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

                           (ii)  a bill of sale duly executed by Seller and
in substantially the same form as set forth in Exhibit H attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at or used in connection with the operation of the Real Property, if any;

                           (iii) an assignment to Purchaser of the
Leases duly executed by Seller and in substantially the same form as set forth in Exhibit I attached hereto;

                           (iv)  an assignment to Purchaser of the Service
Contracts being assumed hereunder, and all licenses, permits, plans, specifications, trademarks and trade names affecting the Property (to the extent the foregoing are freely assignable) duly executed by Seller and in substantially the same form as set forth in Exhibit J attached hereto;

                           (v)   a non-foreign transferor certification
pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit K attached hereto (the "Affidavit");

                           (vi)  a certified resolution of Seller certifying
that Seller has the legal power, right and authority to consummate the sale of the Property;

                           (vii) a Uniform Commercial Code search dated
within seven (7) business days of Closing showing no liens; and

                           (viii) originals of Leases and Service
Contracts being assumed hereunder.

                  (b)  Purchaser shall deliver to Seller or the Title
Company:

                           (i)   the Cash Balance, by wire transfer, as
provided in Section 2.2 hereof;

                           (ii)  an assumption duly executed by the Purchaser
of the assignments described in Sections 4.3(a)(iii) and (iv);
and

                           (iii) a certified resolution of Purchaser
certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property.

                  (c) Seller and Purchaser shall jointly deliver to the Title
Company:

                           (i)   A closing statement;

                           (ii)  All transfer declarations or similar
documentation required by law;

                           (iii) Letters to the tenants of the Property
in the form of Exhibit L attached hereto; and

                           (iv)  Notices in substantially the form attached
hereto as Exhibit M attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

                  (d) The Title Company shall deliver to Purchaser an initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser as owner of the Real Property, and removing all exceptions other than Permitted Exceptions.

         4. Permitted Termination. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date (in which event the Earnest Money, less Seller Retention, shall be returned to Purchaser), or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

L. Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

         1. Purchaser shall be credited with (i) the amount of (A) all rents and
(B) all expense contributions, real estate tax contributions, and other reimbursements from tenants ("Tenant Contributions") received by Seller and attributable to any month commencing after the Closing Date and (ii) all unapplied cash security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date.

         2. All rents and Tenant Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of each of the final calculations and collections from tenants of Tenant Contributions for 1998, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser during the lease year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to bill tenants for amounts due from tenants attributable to periods prior to Closing (including, without limitation, 1997 Tenant Contributions due from Tenants based on reconciliation calculations furnished to Purchaser by Seller) and diligently pursue collections from tenants and, as collected, to timely deliver to Seller amounts due Seller, provided, however, Purchaser shall not be required to sue any tenant for amounts due from such tenant.

         3. Intentionally Omitted.

         4. Any amounts received from tenants after Closing shall be applied on a tenant by tenant basis in the following order: (i) first on account of any amount due Purchaser from such tenant(s); (ii) next, on account of any amount due Seller from such tenant(s) for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents have not been collected by Purchaser and paid to Seller within three (3) months after the Closing Date. Any money due to Seller shall be remitted to Seller, less a proportionate share of any reasonable attorneys' fees and third party costs and expenses in connection with collection thereof, within five days after the end of the month in which it was received by Purchaser.

         5. Operating expenses, including, without limitation, payments under Service Contracts to be assigned to Purchaser, permits, licenses, membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

         6. Real estate taxes shall be prorated between Seller and

Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Purchaser's receipt of the actual tax bill for the tax year in question, if any. Seller reserves the right (a) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under this Section, and (b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

         7. Except for utilities billed directly to Tenants, utilities shall be prorated as of the Proration Date based upon either meter readings on the Proration Date or the prior month's actual invoices. Seller shall be credited with any unapplied utility deposit in effect as of the Closing Date to the extent such deposit is assignable.

         8. Purchaser shall be responsible for and pay for both: (a) the cost of all tenant improvements, concessions, inducements and abatements, and (b) all leasing commissions due and payable as a result of leases made pursuant to (i) Proposals listed on Schedule 4 attached hereto, (ii) any lease entered into after the date hereof through the date which is five (5) days prior to the expiration of the Due Diligence Period, and (iii) any Proposal which Purchaser approved, or is deemed to have approved as provided in Section 15. Purchaser shall receive a credit on the Closing Date equal to all leasing commissions due to leasing or other agents for the current remaining term of each Lease listed or required to be listed on Schedule 1 (determined without regard to any unexercised termination or cancellation right), discounted to present value using reasonable discount rates; provided, however, Seller shall have no liability for any deferred commission due to the Emerson Groups for the lease to Globeset, Inc. in the aggregate amount of $31,040.36. Purchaser shall assume, in writing, the obligation to pay any such leasing commissions due thereunder after the Closing Date up to the amount of such credit (without discount). Purchaser shall promptly return to Seller any such commission (without discount) that, due to later events, does not become due and payable. At Closing, Purchaser shall assume leasing commissions for renewals or expansions under any Lease identified in Schedule 1 as a result of the exercise of such right after the effective date of this Agreement. If by Closing Seller has not completed and paid in full for all tenant improvement expenses, tenant allowances, concessions, inducements and abatements which are the obligation of landlord under the Leases listed or required to be listed on Schedule 1 but excluding obligations on which Seller has not commenced work and which are not required to be completed prior to Closing ("TI Obligations"), then such costs as reasonably agreed by Purchaser and Seller shall be withheld from the Purchase Price at Closing and Purchaser shall be responsible for completing and paying such TI Obligations. Anything in the prior sentence to the contrary notwithstanding, the obligations for work or allowance under the New York Life Insurance Company lease shall be a TI Obligation. Any funds withheld shall be used by Purchaser to pay the landlord's share of such tenant improvement and allowances. If there are any funds remaining after payment of such TI Obligations, such excess shall be paid by Purchaser to Seller; but if the amount withheld is insufficient for the purpose, Seller shall reimburse Purchaser for such deficiency on demand.

         9. All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty days after the end of the current calendar year. Purchaser shall indemnify and hold Seller harmless from and against any and all claims for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing and constitute Surviving Obligations.

M. Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Purchaser as follows:

         1. Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

         2. Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

         3. Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

         4. Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

         5. Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

         6. Leases. Attached hereto as Schedule 1 is a complete and accurate list of the leases, occupancy agreements and amendments thereto relating to the Property, which shall be updated by Seller prior to Closing, if necessary, by adding thereto leases executed after the date hereof through Closing and all Proposals which are approved or deemed approved by Purchaser as provided under
Section 15.

         7. Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the service contracts, equipment leases and other agreements (other than Leases) relating to the Property, which shall be updated by Seller prior to Closing, if necessary for all such contracts and agreements entered into or terminated in accordance with this Agreement.

         8. Notices. Seller has not received any written notice that the Property, and all present uses and operations thereof, are in violation of any applicable deed restrictions or any covenants and restrictions affecting the Property or any zoning, land-use, building, fire, health or safety laws.

         9. Litigation. Except as set forth on Schedule 3 no litigation has been served upon Seller, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Property.
Schedule 3 shall be updated by Seller prior to Closing, if necessary.

         10. Environmental Condition. Seller has no knowledge of or notice of any violation of Environmental Laws or Environmental Permits (as hereinafter defined) related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on, under, at, or emanating from the Property except as disclosed in the environmental reports delivered by Seller to Purchaser or made available by Seller for Purchaser's review, which are listed on Schedule 5. Schedule 5 shall be updated by Seller prior to Closing, if necessary. There are no above-ground or to Seller's knowledge underground tanks at the Property. The term "Environmental Laws" includes, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate or are in any way related to Hazardous Materials in effect as of the date of this Agreement. "Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, toxic substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products and derivatives, (iii) PCBs,
(iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, (viii) radioactive materials or (ix) ureaformaldehyde. "Environmental Permits" means any federal, state, county or local license, certificate, permit or authorization issued under or in connection with any Environmental Laws.

         11. Inspection Items. Copies of all items provided to or made available to Purchaser under Section 3.1 are true and complete copies of the originals of each such instrument.

         12. Leases. The Leases represent all of the written and oral obligations of Seller with respect to space in the Property.

         13. Condemnation. There are no condemnation proceedings pending or to Seller's knowledge threatened with respect to any portion of the Property.

         14. ERISA Plans. Attachment B to the ERISA certificate attached hereto as Exhibit F sets forth a complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA) which owns an interest in Seller.

         15. Disposal Facilities. The Property has not been used during Seller's period of ownership as a transfer station, incinerator, resource recovery facility, landfill or other similar facility for receiving or treating, storing or disposing of waste, garbage, refuse and other discarded materials resulting from, without limitation, industrial, commercial, agricultural, domestic and community activities including without limitation, sanitary, hazardous, medical, special or other waste.

         16. Environmental Documentation. Seller has provided Purchaser with all environmental documentation relating to the Property in its possession or in the possession of HCMC, Heitman Properties of Texas Ltd., Heitman Financial Ltd. or any of its subsidiaries, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, correspondence to or from any governmental authority, submissions to any governmental authority and directives, orders, approvals and disapprovals issued by any governmental authority and shall continue to do so after the execution of this Agreement promptly upon their receipt.

         17. Use of Property. No portion of the Property has ever been used by Seller to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer or process Hazardous Materials.

         18. Indemnity. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this
Section 6. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall survive Closing and constitute Surviving Obligations, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has given Seller notice of such claim prior to the date which is twelve (12) months after the Closing Date.

As used in this Section 6, the terms "to Seller's knowledge," "actual knowledge" or "best of Sellers knowledge" (i) shall mean and apply to the actual knowledge of David Perisho (the asset manager), Tom Rogers and Howard Edelman and not to any other parties, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

         Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, members, partners, or agents had actual knowledge of such breach by Seller at or prior to Closing and with such knowledge Purchaser elects to close in accordance with this Agreement, and in such case Purchaser shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby.

N. Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING
(A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES

FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN
SECTION 6 OF THIS AGREEMENT AND IN THE CLOSING DOCUMENTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

O. Purchaser's Representations, Warranties and Covenants.
Purchaser hereby represents, warrants and covenants to Seller as follows:

         1. Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

         2. Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

         3. Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

         4. Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

         5. Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

         6. Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

         7. Indemnity. Purchaser shall indemnify, defend and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8 or the inaccuracy of any representation made by Purchaser in the ERISA certificate. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing and constitute a Surviving Obligation, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to the date which is twelve (12) months from the Closing Date.

P. Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a standard Texas owner's title policy; (ii) the costs to obtain the Existing Survey; (iii) one-half of all closing escrow fees, including "New York Style" closing fees and fee for recording the Deed; (iv) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; and (v) Seller's legal fees and expenses. Purchaser shall pay the following expenses: (a) the costs for any endorsements to the title policy, and deletion of the survey exception; (b) the costs to obtain the Updated Survey; (c) one-half of all closing escrow fees, including "New York Style" closing fees; (d) one-half of the fee for the recording of the Deed; (e) all costs and expenses associated with Purchaser's financing, if any; and (f) Purchaser's legal fees and expenses. The provisions of this Section 9 shall survive Closing or any termination of this Agreement and constitute a Surviving Obligation.

Q. Commissions. Seller shall be solely responsible for the payment of the commission to CB Commercial Real Estate Group, Inc. Seller and Purchaser each warrant and represent to the other that (other than CB Commercial Real Estate Group, Inc.) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other and their respective advisors (including HCMC) harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing and constitute a Surviving Obligation.

R. New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the marked-up title commitment described in Section 4.3(d) and the payment of the Purchase Price. Seller and Purchaser shall each provide any undertaking to the Title Company reasonably necessary to accommodate the New York Style Closing.

S. Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. The provisions of this Section 12 shall survive Closing and constitute Surviving Obligations.

T. Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 pm (New York City, New York Time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

         Notices to Seller copy to:           Altheimer & Gray
                                                10 South Wacker Drive - 4000
                                                Chicago, Illinois 60606
                                                Attn: Melvin K. Lippe
                                                Fax: (312) 715-4800

         Notices to Purchaser copy  to:       Mr. Roger Thomas
                                                Mack-Cali Realty Corp.
                                                11 Commerce Drive
                                                Cranford, New Jersey 07016
                                                Phone:  (908) 272-8000
                                                Fax:  (908) 272-6755

         and a copy to:                       David J. Lowery
                                                Jones, Day, Reavis & Pogue
                                                Suite 2300
                                                2001 Ross Avenue
                                                Dallas, Texas 75201-2958
                                                Phone:  (214) 220-3939
                                                Fax:  (214) 969-5100

U. Fire or Other Casualty; Condemnation.

         1. If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $500,000.00 to repair (as determined by an insurance adjuster selected by the insurance carriers), or which can be the basis for any tenant to terminate any Leases which, individually or in the aggregate, is for more than 20,000 square feet of net rentable area, Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following receipt of notice from Seller of such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not have the right to or does not elect to terminate this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

         2. If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller. As used in this Section 14.2, "material portion" means a part of the Property which if taken in eminent domain proceedings would have an adverse effect on Purchaser's use or occupancy of the Property.

V. Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

         (a) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

                  (i) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

                  (ii) Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty
         (30) days after giving notice thereof);

                  (iii) Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices;

                  (iv) Fully comply with the terms of the Leases;

                  (v) Refrain from offering the Property for sale or marketing the same or negotiating with respect to or entering into any other agreement for the sale of the Property;

                  (vi) Cancel any Lease without Purchaser's prior written consent (which shall not be unreasonably withheld);

                  (vii) Refrain from applying tenant security deposits without Purchaser's approval (which shall not be unreasonably withheld);

                  (viii) Maintain existing insurance coverage relating to the Property; and

                  (ix) Deliver to Purchaser not less than five (5) days prior to the expiration of the Due Diligence Period copies of all leases entered into after the date hereof through the date which is five (5) days prior to the expiration of the Due Diligence Period and copies of all Proposals (as defined in Section 15(b) below) with respect to which no lease has been executed and which has not expired or been withdrawn, except as provided otherwise in Section 15(b) below.

         (b) after the date which is five (5) days prior to the expiration of the Due Diligence Period through the Closing, Seller will (except as specifically provided to the contrary herein) refrain from (i) amending any Leases of any portion of the Property, or (ii) executing any new leases without the prior written consent of Purchaser (which consent shall not be unreasonably withheld). As used herein, "Proposal" shall mean a description of the economic terms of any proposed lease or amendment along with any financial information on the tenant in Seller's possession. Purchaser shall be deemed to have approved:
(x) all Proposals listed on Schedule 4 attached hereto; and (y) any Proposals delivered to Purchaser after the date hereof through the date which is five (5) days prior to the expiration of the Due Diligence Period. Seller shall have the right to execute lease documents evidencing a Proposal approved or deemed approved by Purchaser.

W. Assignment. Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason; provided, however, Purchaser may assign this Agreement to an affiliate of Mack-Cali Realty Acquisition Corp., without the consent of Seller so long as such Assignee complies with the requirements of the last sentence of this
Section 16. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Seller's consent to any such assignment shall be conditioned upon Seller's receipt of the following not less than five (5) business days prior to the Closing Date: (i) a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form acceptable to Seller, and (ii) an ERISA certificate, in the form attached hereto as Exhibit B and the content of which is satisfactory to Seller.

X. Remedies.

         (a) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION,
EITHER: (i) THE REMEDY OF SPECIFIC PERFORMANCE, OR (ii) DAMAGES IN AN AMOUNT NOT TO EXCEED $1,000,000.00 IN THE AGGREGATE FOR ALL

RECOURSE OF PURCHASER UNDER THE PURCHASE DOCUMENTS (AS DEFINED IN SECTION 19 HEREOF) EXCEPT ARISING OUT OF SELLER'S OBLIGATIONS FOR REPRORATIONS AND UNDER
SECTION 15. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN ACT WHICH IS NOT WITHIN SELLER'S CONTROL, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY LESS SELLER RETENTION. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER EXCEPT IF PURCHASER ELECTS THE REMEDY OF SPECIFIC PERFORMANCE.

         (b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE TITLE COMPANY UPON RECEIPT OF WRITTEN NOTICE FROM SELLER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

         SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER:                                                        PURCHASER:

JMB Group Trust III
By:  Heitman Capital Management                        Mack-Cali Realty
Acquisition Corp.,
Corporation, its attorney in fact                      a Delaware
corporation

By:                                                            By:
Name:  Howard J.  Edelman                                      Name:

Its:  Executive Vice President                         Its:


Y. Miscellaneous.

         1. Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

         2. Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or in the State of Texas) such that the transaction contemplated hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

         3. Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         4. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND FOR ALL
PURPOSES  SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF TEXAS.

         5. Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party or unless required to be made by law or rule of any stock exchange, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction. The provisions of this Section 18.5 shall constitute Surviving Obligations.

         6. Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

         7. Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnity granted by Purchaser under Paragraphs
3.2 and 8.7 with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

         8. Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

         9. Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

         10. Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

         11. Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

         12. Independent Counsel. Purchaser and Seller each acknowledge that:
(a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

         13. Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

         14. No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

         15. Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations. No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations. Anything in this Section 18.15 to the contrary notwithstanding, if Seller breached the obligations of Seller under Section 15, the action against Seller for such breach shall survive Closing and be a Surviving Obligation.

Z. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents other than Seller's obligations hereunder for reprorations and under Section 15 (collectively, "Seller's Undertakings") shall be limited to an amount not to exceed $1,000,000.00 in the aggregate; and (ii) except as provided in (i) above with respect to Seller, no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCMC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives.

AA. Information and Audit Cooperation. At Purchaser's request, at any time before Closing, and within one (1) year after Closing, Seller will provide to Purchaser's designated independent auditor access to those books and records of the Property which are in Seller's possession and not provided to Buyer at Closing, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit "N", attached hereto and incorporated herein by reference, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards; provided, however, that Purchaser shall indemnify and hold Seller harmless from any liability, damages, costs, expenses (including reasonable attorneys' fees and expenses) incurred by Seller as a result of the execution and delivery of any letter to Purchaser's auditor.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

                                                               SELLER:

                                                             JMB GROUP TRUST III
                                                    an Illinois common law group
trust
                               By: Heitman Capital
Management                                                          Corporation,
its attorney in fact

                                                   By:
                                                   Name: Howard J.  Edelman
                                                   Its: Executive Vice-President

                                                   PURCHASER:

                                                   MACK-CALI REALTY
                                                   ACQUISITION CORP.,
                                                   a Delaware Corporation

                                                   By:
                                                   Name:
                                                   Its:

Exhibit A         -      Legal Description
Exhibit B         -      Form of Earnest Money Escrow Agreement
Exhibit C         -      Survey Specifications
Exhibit D         -      Survey Certification
Exhibit E         -      Form of  Tenant Estoppel Certificate
Exhibit F         -      Form of ERISA Certificate
Exhibit G         -      Form of Special Warranty Deed
Exhibit H         -      Form of Bill of Sale
Exhibit I         -      Form of Assignment and Assumption of Leases
Exhibit J         -      Form of Assignment and Assumption of Contracts,
Licenses and Permits
Exhibit K         -      Form of Non-Foreign Affidavit
Exhibit L         -      Form of Tenant Notification Letter
Exhibit M         -      Form of Vendor Notification Letter
Exhibit N         -      Form of Auditor Letter
Schedule 1        -      List of Leases
Schedule 2        -      List of Service Contracts
Schedule 3        -      List of Litigation
Schedule 4        -      List of Proposals
Schedule 5        -      List of Environmental Reports